Exhibit 99.1

Schnitzer Reports First Quarter Fiscal 2022 Financial Results

Best First Quarter Earnings in Company’s History

Schnitzer Board Declares Quarterly Dividend

PORTLAND, Ore.--(BUSINESS WIRE)--January 6, 2022--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today reported results for its first quarter of fiscal 2022 ended November 30, 2021.

First Quarter Fiscal 2022 Highlights

  Diluted earnings per share from continuing operations of $1.55, more than triple earnings per share of $0.50 in the first quarter of fiscal 2021
  Adjusted diluted earnings per share from continuing operations of $1.58, compared to adjusted diluted earnings per share of $0.57 in the first quarter of fiscal 2021
  Net income of $47 million, more than triple net income of $15 million in the first quarter of fiscal 2021
  Adjusted EBITDA of $78 million in the quarter, compared to $40 million in the first quarter of fiscal 2021
  Highest first quarter net income and adjusted EBITDA, notwithstanding supply chain disruptions which contributed to the delay of several planned November shipments of ferrous and nonferrous recycled metals
The Company’s first quarter performance benefited from the strong global demand for recycled metals and a robust West Coast market for finished steel products. The results reflected average selling prices at or near multi-year highs for ferrous, nonferrous, and finished steel products, increased contributions from our steel mill as operations continued to ramp-up after re-starting in August 2021 following the mill fire outage, benefits from higher year-over-year ferrous and nonferrous sales volumes, and initial contributions from Columbus Recycling assets after the completion of the acquisition on October 1, 2021.

Tamara Lundgren, Chairman and Chief Executive Officer stated, “Our results this quarter are our Company’s best first quarter earnings on record. Our strategic initiatives related to volume growth and productivity contributed to our expanded profitability, with higher ferrous and nonferrous sales volumes benefiting from our recent acquisition of the Columbus Recycling assets. We also benefited from positive market conditions supported by cyclical and structural trends, including the global focus on decarbonization and the increased use of recycled ferrous metals in steelmaking.”

Ms. Lundgren continued, “Earlier this month, we published our Fiscal 2021 Sustainability Report: Essential Recycling, Sustainable Products, Successful Communities. We made significant progress against our People, Planet, and Profit goals, including achieving 100% net carbon-free electricity use at our facilities ahead of our fiscal 2022 target. By supplying our global customers with high quality, low-carbon recycled metals that are critical to the production of sustainable products and infrastructure, we are continuing to deliver on our commitment to creating a more sustainable future.”

Summary Results
($ in millions, except per share amounts, and prices per ton/pound)
	Quarter
	1Q22	4Q21	1Q21
Revenues	$798	$846	$492
Gross margin (total revenues less cost of goods sold)	$115	$126	$72
Selling, general and administrative expense	$55	$77	$50
Net income (loss)	$47	$44	$15
Net income (loss) per ferrous ton	$41	$38	$14
Diluted earnings (loss) per share from continuing operations attributable to SSI shareholders
Reported	$1.55	$1.43	$0.50
Adjusted(1)	$1.58	$1.81	$0.57
Adjusted EBITDA(1)	$78	$80	$40
Adjusted EBITDA per ferrous ton(1)	$68	$69	$38

Ferrous sales volumes (LT, in thousands)	1,148	1,163	1,053
Avg. net ferrous sales prices ($/LT)(2)	$446	$449	$269
Nonferrous sales volumes (pounds, in millions)(3)	153	164	138
Avg. nonferrous sales prices ($/pound)(2)(3)	$1.05	$1.01	$0.64
Finished steel average net sales price ($/ST)(2)	$979	$920	$621
Finished steel sales volumes (ST, in thousands)	99	65	134
Rolling mill utilization (%)	78%	28%	97%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(3)	Average nonferrous sales volumes and prices excludes platinum group metals (PGMs) in catalytic converters.

First Quarter Fiscal 2022 Financial Review and Analysis

Net income per ferrous ton was $41 and adjusted EBITDA per ferrous ton was $68 in the first quarter of fiscal 2022, a strong year-over-year increase from $14 and $38, respectively. Year-over-year performance benefited from higher average selling prices and higher sales volumes for recycled ferrous and nonferrous metals. These benefits were partially offset by the effect of supply chain disruptions, which contributed to delays in certain planned November shipments of ferrous bulk cargos and containers of nonferrous products, as well as a decline in the price of platinum group metals, and higher SG&A expense. The effect of average inventory accounting was insignificant in the first quarter of fiscal 2022 compared to a benefit of $2 per ferrous ton in the prior year quarter.

Ferrous and nonferrous sales volumes in the first quarter of fiscal 2022 were up year-over-year by 9% and 11%, respectively, despite the supply chain disruptions, and included two months of volumes from Columbus Recycling. Average ferrous and nonferrous net selling prices were up 66% and 64% year-over-year, respectively. Finished steel sales volumes were down 26% year-over-year, reflecting the continued ramp-up of operations after re-starting in August 2021 following the mill fire outage. Rolling mill utilization averaged 78% in the quarter, with November reaching 91%. Average net selling prices for finished steel products were up 58% year-over-year, the highest prices on record.

The first quarter of fiscal 2022 had negative operating cash flow of $34 million, as cash flows associated with profitability were more than offset by increased working capital due primarily to inventory rebuild at the steel mill, the cash payment in November of incentive compensation accrued in fiscal 2021, and the impact of shipment delays on the timing of collecting receivables.

Capital expenditures were $30 million in the quarter, including investments in advanced metal recovery technologies, maintaining the business and environmental projects, net of $10 million in insurance payments related to the repair and replacement of property damaged by the mill fire. Total debt at the end of the quarter was $260 million, and debt, net of cash, was $241 million. The increase in debt was primarily driven by the acquisition of the assets of Columbus Recycling and increased working capital (for a reconciliation of adjusted results and debt, net of cash, to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section). The Company’s effective tax rate for the first quarter of fiscal 2022 was an expense of 19% reflecting discrete tax benefits associated with the vesting of previously awarded share-based incentive compensation.

During the first quarter, the Company returned capital to shareholders through its 111th consecutive quarterly dividend.

Shredder Fire at Metals Recycling Facility in the U.S. Northeast

On December 8, 2021 the Company experienced a fire at its metals recycling facility in Everett, Massachusetts. There were no injuries to personnel, and property loss or damage from the incident was limited to the facility’s shredder building and equipment. Given that the incident occurred after the end of the Company’s fiscal first quarter, this matter did not have an impact on the Company’s results of operations for the quarter.

Declaration of Quarterly Dividend

The Board of Directors declared a cash dividend of $0.1875 per common share, payable February 14, 2022 to shareholders of record on January 31, 2022. Schnitzer has paid a dividend every quarter since going public in November 1993.

Analysts’ Conference Call: First Quarter of Fiscal 2022

A conference call and slide presentation to discuss results will be held today, January 6, 2022, at 11:30 a.m. Eastern and will be hosted by Tamara L. Lundgren, Chairman and Chief Executive Officer, and Richard Peach, Executive Vice President, Chief Financial Officer and Chief Strategy Officer. The call and the slide presentation will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/company/investors/event-calendar.

Summary financial data is provided in the following pages. The slide presentation and related materials will be available prior to the call on the above website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4.3 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
($ in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	November 30, 2021	August 31, 2021	November 30, 2020
Revenues	$798,118	$845,615	$492,107
Cost of goods sold	683,244	719,941	420,094
Selling, general and administrative expense	55,267	76,528	49,906
Income from joint ventures	(236)	(1,875)	(727)
Restructuring charges and other exit-related activities	22	26	64
Operating income	59,821	50,995	22,770
Interest expense	(1,372)	(898)	(1,780)
Other (loss) income, net	(47)	66	(165)
Income from continuing operations before income taxes	58,402	50,163	20,825
Income tax expense	(11,097)	(6,346)	(5,719)
Income from continuing operations	47,305	43,817	15,106
Loss from discontinued operations, net of tax	(29)	(21)	(42)
Net income	47,276	43,796	15,064
Net income attributable to noncontrolling interests	(1,077)	(1,011)	(960)
Net income attributable to SSI shareholders	$46,199	$42,785	$14,104

Net income per share attributable to SSI shareholders:
Basic:
Income per share from continuing operations	$1.64	$1.52	$0.51
Net income per share	$1.64	$1.52	$0.51
Diluted:
Income per share from continuing operations	$1.55	$1.43	$0.50
Net income per share	$1.55	$1.43	$0.50
Weighted average number of common shares:
Basic	28,159	28,087	27,807
Diluted	29,885	29,882	28,485
Dividends declared per common share	$0.1875	$0.1875	$0.1875

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

1Q22
Total ferrous volumes (LT, in thousands)(1)	1,148
Total nonferrous volumes (pounds, in thousands)(1)(2)	153,227
Ferrous selling prices ($/LT)(3)
Domestic	$431
Foreign	$450
Average	$446
Ferrous sales volume (LT, in thousands)
Domestic	430
Foreign	718
Total	1,148
Nonferrous average price ($/pound)(2)(3)	$1.05
Cars purchased (in thousands)(4)	80
Auto stores at period end	50
Finished steel average sales price ($/ST)(3)	$979
Sales volume (ST, in thousands)
Rebar	74
Coiled products	25
Merchant bar and other	—
Finished steel products sold	99
Rolling mill utilization(5)	78%
(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)

					Fiscal Year
	1Q21	2Q21	3Q21	4Q21	2021
Total ferrous volumes (LT, in thousands)(1)	1,053	977	1,215	1,163	4,408
Total nonferrous volumes (pounds, in thousands)(1)(2)	138,236	135,899	155,657	163,586	593,378
Ferrous selling prices ($/LT)(3)
Domestic	$242	$349	$395	$453	$364
Foreign	$276	$399	$401	$446	$385
Average	$269	$387	$400	$449	$381
Ferrous sales volume (LT, in thousands)
Domestic	388	391	412	309	1,500
Foreign	665	586	803	854	2,908
Total(4)	1,053	977	1,215	1,163	4,408
Nonferrous average price ($/pound)(2)(3)	$0.64	$0.83	$0.97	$1.01	$0.88
Cars purchased (in thousands)(4)	78	80	91	89	338
Auto stores at period end	50	50	50	50	50
Finished steel average sales price ($/ST)(3)	$621	$690	$802	$920	$737
Sales volume (ST, in thousands)
Rebar	94	103	106	50	353
Coiled products	39	32	47	14	132
Merchant bar and other	1	1	—	1	3
Finished steel products sold	134	136	153	65	488
Rolling mill utilization(5)	97%	88%	98%	28%	78%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)
(Unaudited)

	November 30, 2021	August 31, 2021
Assets
Current assets:
Cash and cash equivalents	$19,081	$27,818
Accounts receivable, net	303,541	214,098
Inventories	313,872	256,427
Other current assets	35,934	44,771
Total current assets	672,428	543,114
Property, plant and equipment, net	579,872	562,674
Operating lease right-of-use assets	127,865	131,221
Goodwill and other assets	339,603	257,354
Total assets	$1,719,768	$1,494,363

Liabilities and Equity
Current liabilities:
Short-term borrowings	$3,501	$3,654
Operating lease liabilities	21,695	21,417
Other current liabilities	323,442	327,779
Total current liabilities	348,638	352,850
Long-term debt, net of current maturities	256,215	71,299
Environmental liabilities, net of current portion	55,089	52,385
Operating lease liabilities, net of current maturities	109,191	113,165
Other long-term liabilities	75,879	64,885
Total liabilities	845,012	654,584

Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	870,690	835,764
Noncontrolling interests	4,066	4,015
Total equity	874,756	839,779
Total liabilities and equity	$1,719,768	$1,494,363

Non-GAAP Financial Measures

This press release contains performance based on adjusted diluted earnings per share from continuing operations attributable to SSI shareholders, adjusted EBITDA and adjusted EBITDA per ferrous ton which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for business development costs not related to ongoing operations including pre-acquisition expenses, legacy environmental matters (net of recoveries), restructuring charges and other exit-related activities, and the income tax (benefit) expense allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted earnings per share from continuing operations attributable to SSI shareholders
($ per share)	Three Months Ended
	1Q22	4Q21	1Q21
As reported	$1.55	$1.43	$0.50
Business development costs, per share	0.02	0.05	—
Charges for legacy environmental matters, net, per share(1)	0.02	0.43	0.10
Restructuring charges and other exit-related activities, per share	—	—	—
Income tax benefit allocated to adjustments, per share(2)	(0.01)	(0.10)	(0.02)
Adjusted(3)	$1.58	$1.81	$0.57
Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions)	Three Months Ended
	1Q22	4Q21	1Q21
Net income	$47	$44	$15
Plus interest expense	1	1	2
Plus tax expense	11	6	6
Plus depreciation and amortization	17	15	15
Plus business development costs	1	1	—
Plus restructuring charges and other exit-related activities	—	1	—
Plus charges for legacy environmental matters, net(1)	—	13	3
Adjusted EBITDA(3)	$78	$80	$40

Ferrous sales volume (LT, in thousands)	1,148	1,163	1,053
Adjusted EBITDA per ferrous ton sold ($/LT)	$68	$69	$38
LT = Long Ton, which is equivalent to 2,240 pounds

(1)

Legal and environmental charges for legacy environmental matters, net of recoveries. Legacy environmental matters include charges (net of recoveries) related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.

(2)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings (loss) per share from continuing operations attributable to SSI shareholders is determined based on a tax provision calculated with and without the adjustments.

(3)	May not foot due to rounding.

Reconciliation of debt, net of cash
($ in thousands)
	November 30, 2021	August 31, 2021	November 30, 2020
Short-term borrowings	$3,501	$3,654	$2,171
Long-term debt, net of current maturities	256,215	71,299	141,172
Total debt	259,716	74,953	143,343
Less: cash and cash equivalents	19,081	27,818	7,258
Total debt, net of cash	$240,635	$47,135	$136,085

Forward Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding the impact of pandemics, epidemics or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the impact of equipment upgrades, equipment failures and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; completion of acquisitions and integration of acquired businesses; the impacts of supply chain disruptions and inflation; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the impact of sanctions and tariffs, quotas and other trade actions and import restrictions; the potential impact of adopting new accounting pronouncements; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: the impact of pandemics, epidemics or other public health emergencies, such as the COVID-19 pandemic; the impact of equipment upgrades, equipment failures and facility damage on production; potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of sanctions and tariffs, quotas and other trade actions and import restrictions; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third party shipping companies, including with respect to freight rates and the availability of transportation; inability to obtain or renew business licenses and permits; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; failure to realize or delays in realizing expected benefits from investments in processing and manufacturing technology improvements; inability to achieve or sustain the benefits from productivity, cost savings and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of inflation and foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com